As filed with the Securities and Exchange Commission on September 10, 2019

Registration No. 333-____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

iMedia Brands, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	6740 Shady Oak Road Eden Prairie, MN 55344-3533	41-1673770
(State or other jurisdiction of incorporation or organization)	(Address of Principal Executive Offices)	(I.R.S. Employer Identification No.)

Performance Stock Unit Award Agreement (Non-Plan) Between the Company and
Timothy A. Peterman dated as of May 2, 2019

(Full title of the plan)

James Spolar

Senior Vice President, General Counsel and Secretary

iMedia Brands, Inc.

6740 Shady Oak Road

Eden Prairie, MN 55344-3533

(Name and address of agent for service)

(952) 943-6000

(Telephone number, including area code, of agent for service)

Copies to:

Jonathan R. Zimmerman

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402-1425

(612) 766-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, par value $.01 per share	680,000	$0.60615	$412,182	$49.96

(1)	Represents shares of common stock issuable pursuant to the Performance Share Unit Award Agreement, dated as of May 2, 2019, between iMedia Brands, Inc. (the “Company”) and Timothy A. Peterman (the “Agreement”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock that may be issued under the Agreement to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) and 457(c) under the Securities Act and based upon the average of the high and low sales price of the Company’s common stock as reported on the Nasdaq Capital Market on September 9, 2019.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this registration statement the following documents filed with the Securities and Exchange Commission (the “SEC”):

•	The Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019;

•	The Company’s Quarterly Reports on Forms 10-Q for the fiscal quarters ended May 4, 2019 and August 3, 2019;

•	The Company’s Current Reports on Form 8-K filed on May 3, 2019 (except for Item 7.01 thereof), May 21, 2019, May 29, 2019 (except for Item 7.01 thereof), July 16, 2019 (except for Item 7.01 thereof) and July 17, 2019; and

•	The description of the Company’s common stock contained in its registration statement on Form 8-A filed with the SEC on July 13, 2015, including and amendments or supplements thereto.

All reports and other documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, and amended (the “Exchange Act”) (except for information furnished and not filed with the SEC in a Current Report on Form 8-K) after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and to be a part of this registration statement from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is subject to Minnesota Section 302A.521, which provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity (as defined in Section 302A.521 of the Minnesota Statutes) of that person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of that person complained of in the proceeding, that person:

•	Has not been indemnified therefor by another organization or employee benefit plan;

•	Acted in good faith;

•	Received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied;

•	In the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

•	In the case of acts or omissions occurring in such person’s performance in an official capacity, such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation.

In addition, Section 302A.521, subd. 3 requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

The Company’s bylaws provide that the Company will indemnify any of its officers, directors, employees, and agents to the fullest extent permitted by Minnesota law.

The Company has a director and officer liability insurance policy to cover it, its directors and its officers against certain liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

EXHIBIT INDEX

Exhibit	Description	Manner of Filing
4.1	Articles of Incorporation of the Company (as amended through July 16, 2019)	Incorporated by reference (A)
4.2	Bylaws of the Company (as amended through July 16, 2019)	Incorporated by reference (B)
4.3	Shareholder Rights Plan dated July 13, 2015 between the Company and Wells Fargo Bank, N.A.	Incorporated by reference (C)
4.4	Certificate of Designation of Series A Junior Participating Cumulative Preferred Stock of the Company, as filed with the Secretary of State of the State of Minnesota	Incorporated by reference (D)
4.5	Performance Share Unit Award Agreement, dated as of May 2, 2019, between the Company and Timothy A. Peterman	Incorporated by reference (E)
5.1	Opinion of Faegre Baker Daniels LLP	Filed herewith
23.1	Consent of Deloitte & Touche LLP	Filed herewith
23.2	Consent of Faegre Baker Daniels LLP	Included in Exhibit 5.1
24.1	Powers of Attorney (incorporated by reference to the signature page hereto)	Filed herewith

(A)	Incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 16, 2019, File No. 001-37495.
(B)	Incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on July 16, 2019, File No. 001-37495.
(C)	Incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 13, 2015, File No. 0-20243.
(D)	Incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 13, 2015, File No. 0-20243.
(E)	Incorporated herein by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on May 3, 2019, File No. 001-37495.

Item 9.	Undertakings

(a)	The Company hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Eden Prairie, State of Minnesota, on September 10, 2019.

iMedia Brands, Inc.

By:	/s/ Timothy A. Peterman
Name: Timothy A. Peterman
Title: Chief Executive Officer

Each person whose signature appears below constitutes and appoints Timothy A. Peterman, Michael Porter and James Spolar, or any of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to file and sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Timothy A. Peterman	Chief Executive Officer	September 10, 2019
Timothy A. Peterman	(Principal Executive Officer)

/s/ Michael Porter	Senior Vice President, Chief Financial Officer	September 10, 2019
Michael Porter	(Principal Financial and Accounting Officer)

/s/ Landel C. Hobbs	Director and Chairman of the Board	September 10, 2019
Landel C. Hobbs

/s/ Michael Friedman	Director	September 10, 2019
Michael Friedman

/s/ Neal S. Grabell	Director	September 10, 2019
Neal S. Grabell

/s/ Benoȋt Jamar	Director	September 10, 2019
Benoȋt Jamar

/s/ Eyal Lalo	Director	September 10, 2019
Eyal Lalo

/s/ Lisa A. Letizio	Director	September 10, 2019
Lisa A. Letizio

/s/ Aaron P. Reitkopf	Director	September 10, 2019
Aaron P. Reitkopf

/s/ Robert J. Rosenblatt	Director	September 10, 2019
Robert J. Rosenblatt